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                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Champion Healthcare Corporation, Inc. on Form S-8 (File No. 33-62137 and 33-61549) of (i) our report dated February 27, 1996, on our audits of the consolidated financial statements and financial statement schedules of Champion Healthcare Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, (ii) our report dated February 16, 1996 on our audits of the financial statements of Dakota Heartland Health System as of December 31, 1995 and 1994, and for the year ended December 31, 1995, which reports are included in this Annual Report on Form 10-K.





Houston, Texas                                     /s/ Coopers & Lybrand L.L.P.
March 30, 1996